EXHIBIT 5


         [LETTERHEAD OF RICHARD F. OBER, JR., EXECUTIVE VICE PRESIDENT,
                     GENERAL COUNSEL & SECRETARY OF ISSUER]


December 8, 1995
UJB Financial Corp.
301 Carnegie Center
P.O. Box 2066
Princeton, NJ 08543

           Re: Registration Statement on Form S-4 of UJB Financial Corp.
               Relating to Shares of UJB Financial Corp. Common Stock Issuable in Connection with the Acquisition of The Flemington National Bank and Trust Company by UJB Financial Corp.

Gentlemen:

     This opinion is given in connection with Registration Statement No. 33-64119 on Form S-4 (the "Registration Statement") filed by UJB Financial Corp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to up to 1,652,508 shares of the Company's Common Stock, par value $1.20 per share (the "Common Shares"), to be issued to shareholders of The Flemington National Bank and Trust Company ("FNBT") in connection with the merger of FNBT with and into United Jersey Bank, a wholly owned subsidiary of the Company (the "Merger"), pursuant to an Agreement and Plan of Merger dated August 1, 1995 (the "Merger Agreement").

     I have acted as counsel for the Company in connection with the filing of the Registration Statement. In so acting, I have made such investigation, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and instruments as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In connection therewith I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to such opinion, I have relied upon representations of officers or representatives of the Company.

     Based on the foregoing and assuming that (i) the Merger Agreement is duly approved by the requisite vote of the shareholders of FNBT and (ii) the Merger Agreement and accompanying certifications required by the New Jersey Banking Act are duly executed and filed in accordance with the New Jersey Banking Act, I am of the opinion that the Common Shares registered under the Registration Statement and to be issued in accordance with the Merger Agreement upon the effectiveness of the Merger in exchange for outstanding shares of the Common Stock, par value $2.50 per share, of FNBT will be validly issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I further consent to any and all references to me in the Proxy Statement-Prospectus which is part of said Registration Statement.

                                              Very truly yours,

                                              /s/   RICHARD E. OBER, JR.
                                              ----------------------------
                                                    Richard F. Ober, Jr.